UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                                     Tom Brown Inc.

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       115660201

                                     (CUSIP Number)
                                        12/29/00

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 115660201

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                13-2527171
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       2.   Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint filing
                (a)

                (b)

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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                     0
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                7.    Sole Dispositive Power:
                     0
 -------------------------------------------------------------------------------

                8.    Shared Dispositive Power:
                     1,826,200
 -------------------------------------------------------------------------------

                9.  Aggregate  Amount  Beneficially  Owned by Each Reporting
                    Person: 1,826,200 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
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       10.       Check if the  Aggregate  Amount  in Row  (11)  Excludes
                 Certain Shares (See Instructions) [ ]
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      11.       Percent of Class Represented by Amount in Row (11):
                5.14%
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      12.       Type of Reporting Person (See Instructions):
                IA
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--------------------------------------------------------------------------------
 Item:
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      1(a)      Name of Issuer:
                Tom Brown Inc.
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      1(b)      Address of Issuer's Principal Executive Offices:
                555 17th Street, Suite 1850
                Denver, CO  80202-3918
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      2(a)      Name of Person Filing:
                (i)   OppenheimerFunds, Inc.
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      2(b)      Address of Principal Business Office or, if none, Residence:
                (i)  Two World Trade Center, 34th Floor
                     New York, NY 10048-0203
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      2(c)      Citizenship:
                Colorado
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      2(d)      Title of Class of Securities:
                Common Stock
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      2(e)      CUSIP Number:
                115660201
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      3 If this statement is filed pursuant toss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: X
                    An       investment        adviser       in       accordance
                    withss.240.13d-1(b)(1)(ii)(E) ----
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      4(a)          Amount  beneficially  owned:   1,826,200   (beneficial
                    ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
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      4(b)      Percent of class:  5.14%
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      4(c)      Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:  0

          (ii)  Shared power to vote or to direct the vote:  0

          (iii) Sole power to dispose or to direct the disposition of:  0

          (iv)  Shared  power  to  dispose  or to  direct  the  disposition  of:
                1,826,200
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       5.       Ownership of Five Percent or Less of a Class: [   ]
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 -------------------------------------------------------------------------------

       6.      Ownership of More than Five Percent on Behalf of Another Person.:
               See Exhibit A hereto.
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       7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company: [N/A]
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       8.       Identification and Classification of Members of the Group:
                [N/A]
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       9.       Notice of Dissolution of Group:
                [N/A]
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      10.       Certification:
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                         2/14/01
                                                                            Date

                                                      /s/ Philip T. Masterson
                                                                       Signature

                                                  Philip T. Masterson, Vice
President
                                                                      Name/Title

                                    EXHIBIT A

      The respective Boards of Directors or Trustees of the registered investment companies managed by OppenheimerFunds, Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Boards of Directors or Trustees of such funds have delegated this responsibility to OFI as the Funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by various investment companies managed by OFI. OFI disclaims ownership of such securities, except as expressly stated herein.




























TomBrown-13g(01).doc